Exhibit 21

Name and Address of Each Member of the Affiliated Group	Jurisdiction of Organization	Line of Business	Ownership

People’s United Bank, N.A. 850 Main Street Bridgeport, Connecticut	United States	Financial Services	100%

People’s Ventures II, Inc. 850 Main Street Bridgeport, Connecticut	Connecticut	Investment Subsidiary	100%

The following subsidiaries are owned directly by People’s United Bank:

People’s United Equipment Finance Corp. 1300 Post Oak Boulevard, Suite 1300 Houston, Texas	Texas	Equipment Financing	100%

People’s United Insurance Agency, Inc. 225 Asylum Street Hartford, Connecticut	Connecticut	Insurance Agency	100%

BOWM Securities Corporation 1391 Main Street Springfield, Massachusetts	Massachusetts	Investment Subsidiary	100%

The address of the following wholly owned subsidiaries of People’s United Bank is 850 Main Street, Bridgeport, Connecticut:

People’s Capital and Leasing Corp.	Connecticut	Equipment Financing

People’s Securities, Inc.	Connecticut	Securities Brokerage

People’s United Muni Finance Corp.	Connecticut	Investment Subsidiary

People’s United Merchant Services Holdings, Inc.	Connecticut	Service Corporation

People’s Mortgage Investment Company	Connecticut	Connecticut Passive Investment Company

MSB Real Estate Corp.	Connecticut	Real Estate Investment

PB Real Estate, Inc.	Connecticut	Real Estate Investment

ONB Realty Corp.	Maine	Real Estate Investment